Exhibit 10.1

Execution Version

DATA USE AND TECHNOLOGY PARTNERSHIP AGREEMENT

This Data Use and Technology Partnership Agreement (the “Agreement”) is made effective as of September 7, 2023 (“Effective Date”), by and between the Lieber Institute, Inc. (d/b/a: Lieber Institute for Brain Development) (“LIBD”) and BullFrog AI Management, LLC (“BullFrogAI”). LIBD and BullFrogAI are hereinafter individually referred to as a “Party” and collectively as the “Parties”.

WHEREAS, LIBD is a non-profit, medical research institute dedicated to performing research regarding the causes, prevention and treatment of mental health disorders;

WHEREAS, LIBD owns and controls certain brain-related data;

WHEREAS, BullFrogAI is engaged in the development and commercialization of AI and machine learning solutions to advance medicine and improve human health;

WHEREAS, the Parties desire to enter into a collaboration for the purpose of engaging in research and development initiatives of various brain disorders, to identify new biomarkers or drug targets of interest and commercializing products and services derived from LIBD Data (as hereinafter defined); and

WHEREAS, the Parties are simultaneously entering into a Memorandum of Understanding (“MOU”) in contemplation of entering into a separate agreement for the commercialization of products and services developed by BullFrogAI under this Agreement (the “Commercial Agreement”); and

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the Parties hereto, intending to be legally bound, hereby agree as follows:

1	License; Access; Exclusivity; Good Faith Efforts; Fees

1.1.	Development License. Subject to the terms and conditions of this Agreement and Section 1.7 below, LIBD hereby grants to BullFrogAI a non-transferable, fully-paid up, royalty-free, non-sublicensable license during the Term to use the LIBD Data and the Intellectual Rights therein (i) in order to conduct the research and development activities required in the performance of the Development Plan, and to (ii) develop, have developed, make, and have made Deliverables, solely in the Licensed Field.

1.2.	Access. Subject to the terms and conditions of this Agreement, LIBD shall grant BullFrogAI access to the data in Exhibit B. LIBD shall make good faith, commercially reasonable efforts, during the Term, to provide BullFrogAI access to LIBD Data not included in Exhibit B. Such LIBD Data shall be provided in a mutually agreed upon, usable format, within a reasonable timeframe following BullFrogAI’s request, but not more frequently than quarterly.

1.3.	Definitions. For purposes of this Agreement:

1.3.1.	“Commercialization” means an agreement with a pharmaceutical company for the provision of a Licensed Product for monetary value.

1.3.2.	“Deliverable” means any technology, materials, product and/or service developed or conceived pursuant to this Agreement, and intellectual property rights therein.

1.3.3.	“Finished” as it relates to LIBD Data, means data that is in a form ready for publication.

1.3.4.	“LIBD Data” means LIBD’s Finished brain-related data, including but not limited to DNA methylation, RNAseq, genomic, DNA methylation, cell-line, clinical, and imaging data, and the data set forth in Exhibit B hereto. For clarity, LIBD’s obligations to provide BullFrogAI with LIBD Data are subject to existing encumbrances imposed by sponsor guidelines or restrictions. LIBD Data does not include LIBD’s drug development data.

1.3.5.	“Licensed Field” means the application of Machine Learning and/or Artificial Intelligence for research and development in drug development, excluding incidental uses of machine learning and/or artificial intelligence on data derived from research. For clarity, Licensed Field specifically includes therapeutic products, patient selection strategies, and target identification, but excludes diagnostics.

1.3.6.	“Machine Learning and/or Artificial Intelligence” means computer systems able to perform tasks that normally require human intelligence, including a system or model that is intended to generate data, mine data, identify patterns in data, or produce insights or correlations, or make predictions, recommendations, or decisions, or that operates using machine learning, logic, knowledge-based approaches, or other approaches designed to approximate significantly enhanced cognitive abilities.

1.4.	Exclusivity.

1.4.1	The license granted in Section 1.1, and the access permitted in Section 1.2, shall be exclusive for a one (1) year period beginning on the date BullFrogAI receives its first substantial tranche of a dataset as detailed in Exhibit B, in a mutually agreed upon, usable format (the “Initial Exclusivity Period”). This exclusivity is subject to LIBD sponsor guidelines, including but not limited to, federal sponsorship guidelines. LIBD will consider BullFrogAI’s execution of the Development Plan in Exhibit A and potential Commercialization opportunities in contemplating the extension of the Initial Exclusivity Period. Thereafter, the license and access will be non-exclusive, unless LIBD extends the Initial Exclusivity Period.

1.4.2	The Initial Exclusivity Period shall be extended at the sole discretion of LIBD.

1.5.	Good Faith Efforts. BullFrogAI shall use good faith efforts to achieve the Deliverables set forth in Exhibit A so long as BullFrogAI retains its exclusivity rights in accordance with Section 1.4.

1.6.	Fees.

1.6.1.	BullFrogAI will complete the Development Plan at its own expense. No fees shall be payable to BullFrogAI for the services to be performed under this Agreement.

1.6.2.	BullFrogAI and LIBD may agree in the future on projects in which LIBD will perform services for agreed-upon fees.

1.7.	Reservation of Rights for Non-Commercial Purposes and BullFrogAI Acknowledgement. LIBD reserves all rights not expressly granted to BullFrogAI in this Agreement or the Commercial Agreement. Except for the limited rights and licenses expressly granted under this Agreement and the Commercial Agreement, nothing in this Agreement grants, by implication, waiver, estoppel, or otherwise, to BullFrogAI any intellectual property rights or other right, title, or interest in or to the LIBD Data. For clarity, during the Exclusivity Period, the license granted in Section 1.1 is subject to the reservation of LIBD’s right to use and license LIBD Data for noncommercial educational and research purposes, including clinical research, in all fields of use. For the avoidance of doubt, LIBD has the right to use internally developed and open source artificial intelligence software for research that could evolve into chemical entities and thereafter LIBD’s identification of related biomarkers and a patient selection strategy, to which LIBD would retain all rights.. Without limiting the foregoing, BullFrogAI acknowledges that LIBD is granting BullFrogAI a field limited exclusive license under the LIBD Data, and LIBD may grant additional licenses (either exclusive or non-exclusive) under the LIBD Data outside of the Licensed Field, without any obligation to report or make an accounting to BullFrogAI.

2

1.8.	Existing Licenses to LIBD Data. To the extent that LIBD has non-exclusive licenses to the LIBD Data, or portions thereof, existing and in force as of the Effective Date (“Existing Licenses”), the exclusivity granted to BullFrogAI in Section 1.1 is subject to and limited by the Existing Licenses.

1.9.	Points of Contact. The point of contact for BullFrogAI will be Vin Singh, Vin.Singh@bullfrogai.com. The point of contact for LIBD will be Geoff DeLizzio, Geoff.DeLizzio@libd.org.

2	Permitted Use; Restricted Use; Development Plan

2.1.	Permitted Use. BullFrogAI shall use the LIBD Data solely in the performance of the Development Plan detailed in Exhibit A and only in order to perform the services and produce the Deliverables under this Agreement, and for no other purpose. Any purpose or use not specifically authorized herein is prohibited unless otherwise agreed to in writing by LIBD.

2.2.	Restrictions on BullFrogAI’s use of LIBD Data.

2.2.1	BullFrogAI agrees to use the LIBD Data exclusively for the purposes set forth in this Agreement.

2.2.2	BullFrogAI shall not at any time have the right, either directly or indirectly, to sublicense any of the rights granted in Sections 1.1 and 1.2 to any third party.

2.2.3	BullFrogAI agrees not to disclose, publish or otherwise make public any and all LIBD Data and Confidential Information unless and until the LIBD Data or Confidential Information is made publicly available through no fault of BullFrogAI or LIBD agrees in writing to the disclosure.

2.2.4	BullFrogAI agrees to use all appropriate technical measures and security procedures to safeguard and protect the LIBD Data from misuse, unauthorized access, duplication, modification, loss, or disclosure, including, without limitation by: (i) maintaining adequate physical controls and password protections for any server or system on which the LIBD Data may reside; (ii) ensuring that LIBD Data is not stored on any mobile device (e.g. laptop, smartphone) or transmitted electronically unless encrypted; and (iii) taking any other measures reasonably necessary to prevent any use or disclosure of the LIBD Data other than as provided in this Agreement.

2.2.5	BullFrogAI will report to LIBD any use or disclosure of the LIBD Data not provided for by this Agreement of which BullFrogAI becomes aware. Such report shall be made to LIBD as soon as reasonably possible, but, in any event, no later than three (3) days from the date on which BullFrogAI becomes aware that the LIBD Data has been used or disclosed in a manner not provided for by this Agreement. BullFrogAI will fully cooperate with any remediation that LIBD, in its sole discretion, determines is necessary to: (i) address any applicable reporting requirements; (ii) provide assistance in investigating security breaches and obtaining the return of misappropriated data and other appropriate remedies; and (iii) mitigate any effects of such unauthorized use or disclosure of the LIBD Data, including, without limitation, measures necessary to restore goodwill with stakeholders, including collaborators, governmental authorities, and the public.

2.2.6	BullFrogAI will ensure that any employees or agents, including subcontractors if applicable, to whom it provides the LIBD Data agree in writing to the same restrictions and conditions set forth in this Agreement.

2.2.7

The Parties represent and warrant that they shall comply with all applicable state or federal laws or regulations pertaining to health information of human patients. BullFrogAI will not attempt to identify any individual whose information is contained in any LIBD Data, including any donors of tissue used to generate the LIBD Data, transferred from LIBD, or attempt to contact any such individual. BullFrogAI shall not use any LIBD Data for the treatment or diagnosis of any human subject.

3

2.3	Development Plan. The agreed-upon Development Plan is attached hereto as Exhibit A. BullFrogAI shall be responsible for the tasks set forth in the Development Plan, and shall determine how to perform those tasks. BullFrogAI may subcontract any of BullFrogAI’s obligations under the Development Plan with prior written approval from LIBD. BullFrogAI shall have the sole right and responsibility for the performance and execution of the Development Plan and the transfer of all Deliverables, which shall be provided to LIBD at the end of the Initial Exclusivity Period. BullFrogAI will provide LIBD with written monthly update reports during the Initial Exclusivity Period, and all future exclusivity periods, if applicable. BullFrogAI shall provide written quarterly update reports during the remainder of the Term if exclusivity is not extended at the sole discretion of LIBD.

3	Representations; No Warranties; Limitation of Liability; Indemnification and Insurance

3.1.	No Inconsistent Obligation; Authority. Each Party represents and warrants that it is not under any obligation to any person, or entity, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder and that it has all power and authority under all instruments or agreements to which it is a Party and has the full power and authority to enter into this Agreement and to perform its obligations hereunder.

3.2.	THE BULLFROGAI TECHNOLOGY AND THE SERVICES ARE PROVIDED “AS-IS”. BULLFROGAI DOES NOT MAKE ANY REPRESENTATION OR WARRANTY TO LIBD OF ANY NATURE, EXPRESS OR IMPLIED, AND SPECIFICALLY DISCLAIMS ALL WARRANTIES.

3.3.	The LIBD Data is provided “as is.” LIBD makes no warranty, expressed or implied, regarding the accuracy, completeness, authenticity, suitability, usefulness, timeliness, reliability, appropriateness, or performance of LIBD Data disclosed under this Agreement. LIBD DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, RELATING TO THE PURPOSE, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF BULLFROGAI OR THIRD PARTIES, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. LIBD MAKES NO WARRANTY OF ANY KIND THAT THE LIBD DATA, OR ANY LICENSED PRODUCTS OR DELIVERABLES, WILL MEET BULLFROGAI’S OR ANY OTHER ENTITY’S REQUIREMENTS, OPERATE WITHOUT INTERRUPTION, ACHIEVE ANY INTENDED RESULT, BE COMPATIBLE OR WORK WITH ANY SOFTWARE, SYSTEM, OR OTHER SERVICES, OR BE SECURE, ACCURATE, COMPLETE, FREE OF HARMFUL CODE, OR ERROR FREE.

3.4.	Except with respect to its indemnification obligations or any meaningful breach of its confidentiality obligations, in no event shall LIBD be liable for any use by BullFrogAI, its employees or agents, of the LIBD Data , for any loss, claim, damage or liability, of whatsoever kind or nature, which may arise from any legal or equitable theory, including breach of contract, tort (including negligence), strict liability or otherwise, for any (a) consequential, incidental, indirect, exemplary, special, enhanced, or punitive damages, (b) increased costs, diminution in value, or lost business, production, revenues, or profits, (c) loss of goodwill or reputation, (d) use, inability to use, loss, interruption, delay, or recovery of any data or breach of data or system security, or (e) cost of replacement goods or services, in connection with, this Agreement , regardless of whether such damage was foreseeable and whether or not the damaged party has been advised of the possibility of such damages. Except with respect to its indemnification obligations or any meaningful breach of its confidentiality obligations, in no event will LIBD’s aggregate liability arising out of or related to this Agreement, exceed one hundred dollars.

4

3.5.	Indemnification and Insurance.

3.5.1.	BullFrogAI Indemnification. BullFrogAI shall indemnify, defend, and hold harmless, LIBD, its employees, agents, directors, trustees and officers (“Representatives”), from and against any and all losses, damages, liabilities, or costs (including reasonable attorneys’ fees) (“Losses”) resulting from any third-party claim, suit, action or proceeding (“Claim”) based on BullFrogAI’s: (i) negligence or wilful misconduct; (ii) use of the LIBD Data in a manner not authorized by this Agreement; or (iii) use of LIBD Data in a manner not authorized by LIBD’s brain collection consent protocol, except to the extent that such Claims result from the gross negligence or intentional misconduct of LIBD, provided that BullFrogAI may not settle any Claim against LIBD unless such settlement completely and forever releases LIBD from all liability with respect to such Claim or unless LIBD consents to such settlement, and further provided that LIBD shall have the right, at its option, to defend itself against any such Claim or to participate in the defense thereof by counsel of its own choice.

3.5.2.	LIBD Indemnification. LIBD shall indemnify, defend, and hold harmless, BullFrogAI, its Representatives, from and against any Losses resulting from any Claim based on LIBD’s negligence or wilful misconduct, except to the extent that such Claims result from the gross negligence or intentional misconduct of BullFrogAI, provided that LIBD may not settle any Claim against BullFrogAI unless such settlement completely and forever releases BullFrogAI from all liability with respect to such Claim or unless BullFrogAI consents to such settlement, and further provided that BullFrogAI shall have the right, at its option, to defend itself against any such Claim or to participate in the defense thereof by counsel of its own choice.

3.5.3.	Insurance. BullFrogAI shall maintain insurance consistent with normal business practice and adequate to cover the risks under this Agreement in an amount and for a time period that are usual and customary for a publicly traded company of its size and focus (or reasonable self-insurance sufficient to provide materially the same level and type of protection). BullFrogAI shall provide to LIBD, upon request of LIBD, from time to time during the Term of this Agreement, a certificate of insurance verifying the existence of such insurance. However, it is understood that the maintenance of such insurance coverage will not relieve either Party of its other obligations under this Agreement.

4	Confidentiality; Publicity

4.1.	“Confidential Information” shall mean and include but not be limited to any technical and business information, LIBD Data, data, trade secrets, Deliverables, software or know how or other related proprietary business information and data, in any case whether such information is provided in tangible or intangible form, written, oral, graphic, pictorial or recorded form or stored on computer discs, hard drives, magnetic tape or digital or any other electronic medium if it is labeled or declared “Confidential” or if a party may reasonably assume that the information received must be treated confidential.

4.2.

Nondisclosure and Non-Use. During the term of this Agreement and for three (3) years thereafter, each of BullFrogAI and LIBD shall keep Confidential Information of the other Party confidential and shall not (i) use the other Party’s Confidential Information for any use or purpose not expressly permitted under this Agreement, and (ii) disclose the other Party’s Confidential Information to anyone other than those of its agents, employees, and consultants who need to know such Confidential Information for purposes expressly permitted under this Agreement. Any agent, employee or consultant who receives Confidential Information pursuant to clause (ii) in the foregoing sentence shall be bound by written obligations of confidentiality and non-use with respect to the Confidential Information that are no less stringent than the obligations set forth in this Agreement. The recipient Party covenants and agrees that it will employ all reasonable efforts to maintain all of the disclosing Party’s Confidential Information secret and confidential, such efforts to be made with no less than the degree of care employed by such recipient Party to prevent unauthorized use or disclosure of recipient Party’s own confidential information (and in no event less than a reasonable standard of care).

5

4.3.	Exceptions. The confidentiality and non-use obligations set forth in Section 4.2 shall not apply to Confidential Information that the recipient Party can establish by written records (i) was in the recipient Party’s possession or known to recipient Party (as shown by its written records) prior to its receipt from the other Party; (ii) is generally available to the public or becomes available to the public other than as a result of a previous breach of this confidentiality undertaking by recipient Party; (iii) was legally received from a third party under no obligation of confidentiality with respect to such information of the disclosing Party and authorized to make such disclosure; or (iv) was independently developed by or on behalf of the receiving Party without use of or reference to the disclosing Party’s Confidential Information, as demonstrated by documentary evidence prepared contemporaneously.

4.4.	Authorized Disclosure. Either Party may disclose Confidential Information of the other Party to the extent necessary to comply with applicable law, regulation or court order, provided that such Party shall provide copies of the disclosure reasonably in advance of such filing or other disclosure for the other Party’s prior review and comment, and such other Party shall provide its comments as soon as practicable.

4.5.	Publicity. Upon execution of this Agreement, the Parties shall mutually agree on content and then issue a joint press release announcing the partnership. Following written approval of the proposed language from LIBD, BullFrogAI is free to use the project description and in any marketing material or conference presentations. Except as provided above, neither Party will discuss the Deliverables with any third party without the prior written consent of the other Party, such consent to not be unreasonably withheld.

4.6.	Use of Name. Neither Party shall have the right, express or implied, to use in any manner any name, logo, trademark or trade name, or any abbreviations, of the other Party or its employees, staff members or student names without the prior written consent of said Party. For the avoidance of doubt, neither Party shall use the name of the other Party in any publication without the prior written consent of said Party.

4.7.	The provisions of this Section 4 are necessary for the protection of the business and goodwill of the Parties and are considered by the Parties to be reasonable for such purpose. Each Party agrees that any breach of this Agreement by it may cause the other Party substantial and irreparable harm and, therefore, in the event of any such breach, in addition to other remedies that may be available to the disclosing Party, the disclosing Party shall have the right to seek specific performance and other injunctive and equitable relief.

5	Publications

5.1.	Any and all data, analysis and Deliverables resulting from this Agreement may be presented in one or more joint publications by LIBD and BullFrogAI.

5.2	The Parties agree that if either Party wishes to publish or present information, analysis, or data, or Deliverables resulting from the Agreement in a separate publication (“Requesting Party”), the Requesting Party shall furnish to the other Party a copy of any proposed publication or presentation for review and approval at least thirty (30) days in advance of submission of the proposed publication or presentation. The Requesting Party shall delay submission of any publication or disclosure of the results, at the request of the other Party, for up to an additional sixty (60) days after receipt of the proposed publication, in order to permit filing of appropriate patent applications. The Requesting Party agrees to consider any of the other Party’s comments in good faith and the other Party shall have authority to remove its Confidential Information. The authorship of any publication shall be according to the Uniform Requirements for Manuscripts Submitted to Biomedical Journals by the International Committee of Medical Journal Editors.

6

5.3	BullFrogAI will specifically reference LIBD’s support under this Agreement in any publication of the results, data or Deliverables.

6	Intellectual Property Rights

6.1.	Ownership of Existing Technologies. BullFrogAI shall retain all right, title and interest in and to BullFrogAI’s Technology and BullFrogAI’s Confidential Information, and no right, license, title or interest therein is transferred or granted to LIBD under this Agreement except for the right to use the Deliverables. LIBD shall retain all right, title and interest in and to LIBD’s Technology and LIBD’s Confidential Information, and no right, license, title or interest therein is transferred or granted to BullFrogAI under this Agreement except for the right to use the the LIBD Data as provided in this Agreement. The LIBD Data is owned by LIBD and will continue to be owned by LIBD after LIBD provides such LIBD Data to BullFrogAI. For purposes of this Agreement, “Technology” means all inventions (whether or not patentable or patented) and intellectual property rights therein, including without limitation, patent rights, license rights, know-how, trade secrets, copyrights, trademarks, designs, data, improvements, business and research plans, analytic methods and results, technical information, instructions and specifications.

6.2.	Deliverables. Any and all Deliverables and Joint Intellectual Property shall be jointly owned by BullFrogAI and LIBD, subject to the rights of, and the licenses granted to, each Party hereunder. The Parties hereby agree that as joint owners of such rights, and solely in accordance with the terms of this Agreement and the Commercial Agreement, each Party may use or license or sublicense to any affiliate or third party all such rights for any or all purposes without restriction; provided, that, LIBD agrees not to use license or sublicense any such Deliverable(s) for commercial purposes except as set forth in the Commercial Agreement. For clarity, per Section 2.2, BullFrogAI is restricted from sublicensing LIBD Data. Notwithstanding the foregoing, BullFrogAI is not obligated to deliver any Deliverables to LIBD, and LIBD will have no commercial rights to the Deliverables, until the Parties finalize and execute the Commercial Agreement. Joint Intellectual Property means any and all Technology conceived, developed or reduced to practice by either LIBD employees or BullFrogAI employees including without limitation all right, title and interest, all patent, copyright, trademark, trade secret and other proprietary rights, developed under this Agreement. If parties decide to pursue this route, the protection, licensing, and revenue distribution of any Deliverables or Joint Intellectual Property shall be carried out pursuant to the terms of a mutually agreed upon agreement to be entered into between the parties, provided that this sentence does not derogate from the rights, under Section 5.2 above, of a Requesting Party to file patent applications within the sixty (60) day period specified therein.

7	Term and Termination.

7.1.	Term. This Agreement shall be effective as of the Effective Date and shall remain in effect for a period of three (3) years (“Term”).

7

7.2.	Termination. Either Party may terminate this Agreement at any time during the Term of the Agreement if the other Party:

7.2.1.	has violated any of the conditions set forth in this Agreement, provided that such violating Party has not cured such violation within thirty (30) days of receipt of written notice from the other Party;

7.2.2.	becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due;

7.2.3.	files, or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law;

7.2.4.	makes or seeks to make a general assignment for the benefit of its creditors; or

7.2.5.	applies for or has appointed a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

7.3.	Effect of Expiration or Termination. Upon expiration or earlier termination of this Agreement, the license granted hereunder will also terminate, and, without limiting BullFrogAI’s ongoing commercialization rights and obligations, BullFrogAI shall cease use of LIBD Data, and delete, destroy, or return all copies of the LIBD Data and derivatives thereof and certify in writing to LIBD that the LIBD Data and derivatives have been deleted or destroyed. The provisions of Sections 4 and 6 through 8 shall survive the termination or expiration of this Agreement.

8	Miscellaneous

8.1.	Assignment. Neither this Agreement nor any interest hereunder shall be assignable by either Party without the prior written consent of the other Party; provided, that either Party may assign this Agreement and all of its rights and obligations hereunder, without such prior written consent, to an entity which acquires all or substantially all of the business or assets of such Party (or the business or assets to which this Agreement pertains) whether by merger, consolidation, reorganization, acquisition, sale or otherwise. This Agreement shall be binding upon the successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 8.1 shall be null and void.

8.2.	Entire Agreement; Amendment. This Agreement and its attachments set forth all of the covenants, promises, agreements, warranties, representations, and understandings between the Parties hereto with respect to the subject matter hereof, and constitute and contain the complete, final, and exclusive understanding and agreement of the Parties with respect to the subject matter hereof, and cancel, supersede and terminate all prior agreements and understanding between the Parties with respect to the subject matter hereof. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto in writing and signed by the respective authorized officers of the Parties.

8.3.	Governing Law. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Maryland (without regard to the conflict of laws provision thereof).

8.4.	Independent Contractors. The relationship between BullFrogAI and LIBD created by this Agreement is one of independent contractors and neither Party shall have the power or authority to bind or obligate the other Party except as expressly set forth in this Agreement.

8.5.	Parties in Interest. Nothing in this Agreement (express or implied) is intended to or shall confer upon any third party any rights, benefits or remedies of any nature whatsoever by reason of this Agreement.

8.6.	Severability. If any term, covenant or condition of this Agreement shall, to any extent, be held to be invalid or unenforceable, then the remainder of this Agreement other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by applicable law.

8.7.	Waiver. The failure on the part of a Party to exercise or enforce any rights conferred upon it hereunder shall not be deemed to be a waiver of any such rights nor operate to bar the exercise or enforcement thereof at any time or times hereafter.

8.8.	Further Assurances. Each of LIBD and BullFrogAI agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, that may be necessary or as the other Party hereto may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement.

[SIGNATURES ON PAGE TO FOLLOW]

8

In Witness Whereof, the Parties, having read the terms of this Agreement and intending to be legally bound hereby, do hereby execute this Agreement.

BullFrog AI Management, LLC

9/8/2023

By	/s/ Vin Singh
Name:	Vin Singh
Title:	Chief Executive Officer

Lieber Institute, Inc.

9/7/2023

By	/s/ Daniel R. Weinberger, MD
Name:	Daniel R. Weinberger, MD
Title:	Director and CEO

9

Exhibit A

Development Plan

Deliverables:

Phase One. Build unsupervised graphical models to query relationships between brains and genomic attributes

●	Ingest RNAseq and genotype data (and demographic data including age, sex, race, etc.) on existing repository of brains into a single graphical model.

●	Provide attributes that are shared between clusters of subjects, with the goal of identifying new genes, variants, transcripts, gene-clusters, pathways and other links not previously identified, across disorders

Phase Two. Build unsupervised graphical models for specific brain disorders to query relationships between genomic and non-genomic attributes within a disorder

●	Include clinical data, including diagnostic information, in the graphical model and determine if this information changes the clustering of subjects

○	provide attributes shared within clusters of subjects and compare to attributes found in clusters without diagnostic information

●	Provide separate graphical models for each disorder, separately

○	provide attributes that are shared within clusters of subjects, with the goal of identifying new genes, variants, transcripts, gene-clusters, pathways and other links not previously identified within a specific disorder

●	Provide attributes that are correlated with other attributes (i.e. nodes and links between attributes), with the goal of identifying links between genes, variants, transcripts, etc.

10

Exhibit B

Datasets

BrainSeq Data

Data types:

1.	RNA-Seq and single cell RNAseq (Quantification Level for Genes, Exons, Junctions and Transcripts)
2.	Germline Variants
3.	DNA Methylation Data
4.	Clinical Variables
5.	LIMS Data
6.	Stem Cell Data
7.	Brain Imaging Data

11